Filed pursuant to Rule 424(b)(5)
Registration No. 333-161903

Prospectus Supplement
(to Prospectus dated September 14, 2009)

PARKERVISION, INC.

3,332,117 Shares of Common Stock
and
2,691,360 Units Each Consisting of One Share of Common Stock and 0.3 of a Warrant to Purchase Common Stock

We are offering, primarily to institutional investors, up to 3,332,117 shares of our common stock at an offering price $0.71 per share (which we sometimes refer to as the “shares only offering”) and up to 2,691,360 units, each unit consisting of one share of our common stock and 0.3 of a warrant to purchase our common stock, at an offering price $0.81 per unit (which we sometimes refer to as the “unit offering”).  Each warrant included in the units entitles the holder to purchase one share of our common stock at exercise price of $0.88 per share during the five-year period commencing six months after the closing of the offering.  The shares and warrants comprising the units will be issued separately and may be transferred separately immediately upon issuance.  Investors may elect to purchase either shares or units, or a combination thereof, up to the aggregate amounts set forth herein.

Our common stock is traded on the NASDAQ Capital Market under the symbol “PRKR.”  On March 24, 2011, the last reported sale price of our common stock was $0.88 per share.  There is presently no public market for our warrants and we do not expect that any such market will develop for the warrants.

We have retained Hudson Securities, Inc. to act as the placement agent for the offering.  The placement agent is not purchasing or selling any shares or units offered hereby, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of shares or units but has agreed to use its best efforts to arrange for the sale of all of the shares and units.  We have agreed to pay the placement agent a fee of 4% of the first $2 million and 7% of the remaining amount of the aggregate purchase price paid by purchasers who are existing investors of ours (except the fee will be 3% for certain specified investors) and 7% of the aggregate purchase price paid by purchasers who are not existing investors of ours.  Because there is no minimum offering amount required as a condition to closing this offering and the identity of the purchasers is not presently known, the aggregate purchase price paid by purchasers in the offering, placement agent fees and proceeds to us, if any, are not presently determinable and may be substantially different than the amounts set forth below, which assume the sale of all of the shares and units offered hereby to purchasers who are not existing investors of ours.

	Share Only Offering	Unit Offering
	Per Share	Per Unit	Total amount
Purchase price	$0.71	$0.81	$4,545,800
Placement agent’s fees(1)	$0.05	$0.06	$318,206
Proceeds to us, before offering expenses	$0.66	$0.75	$4,227,594

(1)	We have also agreed to pay Hudson Securities, Inc. a non-accountable expense allowance of 1% of the gross proceeds, up to $50,000.

We expect the total offering expenses, excluding the placement agent’s fees, but including the placement agent’s non-accountable expense allowance, to be approximately $120,000 for all sales pursuant to this prospectus supplement.

Investing in our securities involves a high degree of risk.  See the section entitled “Risk Factors” appearing on page S-5 of this prospectus supplement and elsewhere in this prospectus supplement and the accompanying base prospectus for a discussion of information that should be considered in connection with an investment in our securities.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement.  Any representation to the contrary is a criminal offense.

The purchase price for the shares and units will not be held in escrow.  The delivery to the purchasers of the shares and of the shares and warrants comprising the units is expected to occur on or about March 30, 2011.

HUDSON SECURITIES, INC.
Placement Agent

The date of this prospectus supplement is March 25, 2011

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS SUMMARY	S-1
RISK FACTORS	S-5
NOTE ON FORWARD-LOOKING STATEMENTS	S-6
USE OF PROCEEDS	S-6
DILUTION	S-8
DESCRIPTION OF COMMON STOCK	S-9
DESCRIPTION OF WARRANTS	S-10
PLAN OF DISTRIBUTION	S-12
LEGAL MATTERS	S-14
EXPERTS	S-14
WHERE YOU CAN FIND MORE INFORMATION	S-14

BASE PROSPECTUS

PROSPECTUS SUMMARY	1
RISK FACTORS	3
NOTE ON FORWARD-LOOKING STATEMENTS	4
USE OF PROCEEDS	4
RATIO OF EARNINGS TO FIXED CHARGES	4
DESCRIPTION OF CAPITAL STOCK	5
DESCRIPTION OF WARRANTS	8
DESCRIPTION OF DEBT SECURITIES	9
PLAN OF DISTRIBUTION OF SHELF SECURITIES	16
LEGAL MATTERS	18
INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM	18
WHERE YOU CAN FIND MORE INFORMATION	18

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus.  We have not authorized anyone to provide you with different information.  We are not making an offer of these securities in any state where the offer is not permitted.

This prospectus supplement and the accompanying base prospectus are part of a registration statement on Form S-3 (Registration No. 333-161903) that we filed with the Securities and Exchange Commission using a “shelf” registration process.  Under this shelf process, we may, from time to time, sell or issue any of the combination of securities described in the base prospectus in one or more offerings with a maximum aggregate offering price of up to $50,000,000.  The base prospectus provides you with a general description of us and the securities we may offer, some of which may not apply to this offering.  Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.  A prospectus supplement may also add, update or change information contained in the base prospectus.

This prospectus supplement provides specific details regarding this offering of up to 3,332,117 shares, including the purchase price per share, and up to 2,691,360 units, each unit consisting of one share of common stock and 0.3 of a warrant, including the purchase price per unit.  To the

S-i

extent there is a conflict between the information contained in this prospectus supplement and the base prospectus, you should rely on the information in this prospectus supplement.  This prospectus supplement, the base prospectus and the documents we incorporate by reference herein and therein include important information about us and our common stock, and other information you should know before investing.  You should read both this prospectus supplement and the base prospectus, together with the additional information described below under the heading “Where You Can Find More Information.”

You should not assume that the information appearing in this prospectus supplement or the base prospectus is accurate as of any date other than the date on the front cover of the respective documents.  You should not assume that the information contained in the documents incorporated by reference in this prospectus supplement or the base prospectus is accurate as of any date other than the respective dates of those documents.  Our business, financial condition, results of operations, and prospects may have changed since that date.  We will advise investors of any material changes to the extent required by applicable law.

References in this prospectus supplement to “ParkerVision,” “we,” “us” and “our” refer to ParkerVision, Inc., a Florida corporation.

S-ii

PROSPECTUS SUMMARY

This summary contains basic information about us but does not contain all of the information that is important to your investment decision.  You should read this summary together with the more detailed information contained elsewhere in this prospectus supplement and the accompanying base prospectus and the documents incorporated herein and therein by reference.

Company Summary

General

We are in the business of designing, developing and selling our proprietary radio frequency (“RF”) technologies and products for use in semiconductor circuits for wireless communication products.  We anticipate revenues will be generated from the sale of integrated circuits based on our technology for incorporation into wireless devices designed by our customers.  We may also generate revenues from royalties from the license of our intellectual property to others.  Our business also includes the joint development and marketing of wireless radio modules that incorporate our technologies.  In addition, from time to time, we provide engineering consulting and design services to our customers, for a negotiated fee, to assist them in developing prototypes and/or products incorporating our technologies.

Our business operates under a single segment.  We are primarily focused on incorporating our technologies into mobile handsets, but our technologies are applicable to other wireless products that are related to networks serving mobile handsets such as data cards, femtocells, machine-to-machine (M2M) and embedded applications.  Our technology can also be applied to non-cellular radio applications such as military radios.

We were incorporated under the laws of the State of Florida on August 22, 1989.  Our executive offices are located at 7915 Baymeadows Way, Suite 400, Jacksonville, Florida 32256.  Our telephone number is (904) 732-6100.

General Development of Business

Our business has been primarily focused on the development and marketing of our RF technologies for mobile applications.  Our technologies represent unique, proprietary methods for processing RF waveforms in wireless applications.  The technology applies to both transmit and receive functions of a radio transceiver. The transmit portion of the technology is called Direct2Power™, or d2p™, and enables the transformation of a baseband data signal to an RF carrier waveform, at the desired power output level, in a single unified operation.  The receiver portion of the technology is called Direct2Data™, or d2d™, and enables the direct conversion of an RF carrier to a baseband data signal.  Our development and marketing efforts since 2005 have been primarily focused on the transmit portion of our technologies; however, incorporation of the receiver technology in mobile applications is contemplated in our future product plans.

We completed the first d2p integrated circuit (“IC”) which embodied many of the advancements of our technology in 2006. This enabled us to create partially-integrated prototype radios for demonstration purposes. Since 2006, we have continued to further advance our prototype ICs and related demonstration platforms. Our prototypes support functionality that is multi-band (meaning multiple frequencies) and multi-mode (meaning multiple cellular standards and corresponding modulation formats). Our ICs support multiple bands of cellular and PCS (Personal Communications Service) frequencies and support the current and emerging cellular standards including GSM/EDGE, CDMA, W-CDMA, and HSUPA.  We are also able to demonstrate 802.16e WiMax and LTE standards with our current ICs.

In concert with advancing our prototypes, we began cultivating potential customer relationships in the mobile handset industry.  We also explored potential relationships outside the mobile handset industry to the extent that the requirements of prospective customers were in concert with the needs of our primary target market.  Although we believe our direct customers will likely be the chipset suppliers in the mobile handset industry, we have and continue to cultivate relationships with the mobile handset manufacturers who, at a minimum, exert major influence on their chipset suppliers, as well as network providers who exert significant influence on the OEMs in the mobile handset industry.

Our lack of tenure in the mobile handset industry coupled with the unique nature of our technology resulted in lengthy and intense technology evaluation and due diligence efforts by potential customers.  Furthermore, in order to utilize our technology in a mobile handset application, our RF chipsets must interface with the baseband processor that generates the data to be transmitted.  Although our technology is capable of interfacing with any baseband processor, the development of the interface between the baseband processor and our chipset requires a cooperative effort with the baseband provider.

In December 2007, we entered into a licensing and engineering services agreement with a global supplier of baseband processors (“Baseband Partner”) that are used in a wide range of mobile devices.  The Baseband Partner designs and supplies chipsets and related reference designs to handset OEMs and ODMs for incorporation into mobile devices and their customer base includes at least three of the top five global handset manufacturers.  During 2008 and 2009, our development efforts were focused on advancing our ICs from prototype to production-ready samples for our Baseband Partner and other potential customers. We worked closely with the Baseband Partner’s product development team to further refine our d2p samples for applications specific to certain cellular standards. We also began development of various packaging designs and production test programs.  During 2009, we worked with the Baseband Partner to co-develop sample 3G mobile handsets which verified our technology in a working implementation and tested our technology’s performance in actual network operation.  These sample handsets were utilized by the Baseband Partner to market our co-developed product to their customers.

During 2010, we modified our circuit layout and packaging to meet the design specifications of one of our Baseband Partner’s customers, a rapidly growing Asian handset OEM.  In connection with those efforts, our Baseband Partner entered into a product launch agreement with us, whereby they agreed to purchase RF chipsets directly from us following testing, design acceptance and receipt of product order from this handset OEM customer.  We are currently working closely with our Baseband Partner and the handset customer towards the release of an order which we expect to occur in the near term.

Although our Baseband Partner has the right, under their licensing agreement with us, to manufacture devices based on our technology and pay us a per unit royalty for the license, the agreement also provides that we may manufacture and sell such devices ourselves to third parties.   We anticipate that our initial product revenues will be generated from chipset sales to our Baseband Partner, and eventually to their customers directly, rather than through the licensing arrangement.  We are highly dependent on our relationship with this Baseband Partner, the loss of which could have a material adverse effect on our business.

In 2007, we entered into a licensing and engineering services agreement for our technology with ITT Corporation (“ITT”).  The ITT relationship is a result of our marketing efforts outside of the mobile handset industry.  ITT initially engaged us under the engineering services agreement to analyze and evaluate the architectural design alternatives for incorporation of our technology into RF circuits based on various product specifications.  In 2008, we delivered a development/demonstration platform to ITT for their use in product development and demonstration to their customers.  ITT marketed our technology, based on our commercial designs, to a number of their customers and in October 2009, ITT was awarded a government contract for the demonstration of our technology in a highly integrated transceiver application for military products.  ITT in turn, engaged us as a subcontractor to incorporate our commercial ICs into an existing highly integrated transceiver platform.  The services related to this product demonstration were completed in the first quarter of 2010.  During 2010, we assisted ITT in seeking additional government funding projects for products incorporating our technologies; however, to date, we are not aware of any funds received by ITT for this purpose.

In December 2008, we entered into a product and market development agreement with LG Innotek Co., Ltd. (“LGI”), a division of the LG Group.  The agreement provided for a cooperative working relationship between us and LGI for the development and marketing of RF modules that incorporated our technologies for use in mobile applications such as wireless handsets and data cards.  The agreement contemplated a supplier relationship between us and LGI whereby we would sell LGI tested, unpackaged integrated circuits for incorporation into modules designed for commercial HEDGE applications.   HEDGE is an acronym for applications that incorporate support for 2G, 2.5G and 3G waveform standards including GSM, EDGE, WCDMA, and HSPA.   During 2009, we worked closely with LGI on both product development and joint marketing activities.  In early 2010, we focused our limited development resources on the 3G applications with our Baseband Partner and, as a result, delayed the HEDGE-specific development efforts with LGI.

To date, we have generated no royalty or product revenue from our d2p technology.  Our ability to generate revenues sufficient to offset costs is subject to our ability to successfully support our customers in completing their initial product designs and our ability to secure a reasonable market share through product offerings with our current customers and/or the addition of new customers and/or products.   We believe our technology has substantial advantages over competing technologies, especially in the third generation, or 3G, and fourth generation, 4G, mobile handset standards and applications.

We anticipate that the rate of adoption of our technologies will increase as shipments of devices incorporating our technology commence in 2011.   Future sales may be influenced by the terms negotiated with our current customers and our ability to expand internal resources to support multiple customers.

The Offering

Common stock offered in the shares only offering	3,332,117 shares
Offering price for the shares only offering	$0.71 per share
Common stock offered in the units offering	2,691,360 shares
Warrants offered in the units offering	807,412 warrants
Offering price for the unit offering	$0.81 per unit, each unit consisting of one share of our common stock and 0.3 of a warrant to purchase our common stock.
Common Stock outstanding after the offering(1)	58,930,302 shares
Warrant exercise price and terms	Each warrant entitles the holder to purchase one share of our common stock at an exercise price of $0.88 per share during the five-year period commencing six months after the closing of the offering.
Use of proceeds
We intend to use the net proceeds from this offering (and from any exercise of the warrants) to fund working capital and for other general corporate purposes, including funding our research and our sales and marketing activities.  See the section entitled “Use of Proceeds” on page S-6.

NASDAQ Capital Market symbol for our common stock	PRKR

(1)
Based on 52,906,825 shares of our common stock outstanding as of March 24, 2011.  Assumes the sale of all 3,332,117 shares and all 2,691,360 units offered hereby.  Excludes 8,985,846 shares of common stock subject to warrants, options and restricted stock units outstanding as of March 24, 2011 and 807,412 shares of common stock subject to the warrants included in the units offered hereby.

RISK FACTORS

Any investment in our securities involves a high degree of risk.  You should carefully consider all of the material risks described below before you decide to invest in our company.

Potential investors are also urged to read and consider the risk factors relating to an investment in our company set forth in the accompanying base prospectus and in our SEC filings, including our annual report on Form 10-K for the year ended December 31, 2009 and the quarterly reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010.

If we are unable to raise sufficient capital in this offering to cover our expected working capital requirements, there would be substantial doubt about our ability to continue as a going concern.

We have incurred losses from operations and negative cash flows in every year since inception and have utilized the proceeds from the sale of our equity securities to fund our operations. For the nine months ended September 30, 2010, we incurred a net loss of approximately $11.7 million and negative cash flows from operations of approximately $7.9 million.  At September 30, 2010, we had an accumulated deficit of approximately $224 million and working capital of approximately $3.8 million.   We expect our continued losses and use of cash to be funded from available working capital.  If we are unable to raise sufficient capital in this offering to cover our expected working capital requirements, we would need to secure financing through other methods or significantly reduce our operating costs.  This would raise substantial doubt about our ability to continue as a going concern.  Our consolidated financial statements incorporated by reference have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business and do not include any adjustments that might result from the outcome of this uncertainty.

Because the bid price of our common stock is below the minimum requirement for the Nasdaq Capital Market, there can be no assurance that our common stock will continue to trade on that market or another national securities exchange.

On August 18, 2010, we received a notice from the Nasdaq Global Market stating that, for the last 30 consecutive business days, the closing bid price for our common stock had been below the minimum of $1 per share required for continued inclusion on the exchange. The notification letter stated that we would be afforded 180 calendar days, or until February 14, 2011, to regain compliance with the minimum bid price requirement.  We were unable to regain compliance within that time frame.  As such, on February 9, 2011, we transferred the listing of our common stock from the Nasdaq Global Market to the Nasdaq Capital Market.  As a result of our transfer to the Nasdaq Capital Market, we were granted an additional 180 calendar days, or until August 15, 2011 to regain compliance.  In order to regain compliance with the Nasdaq minimum bid price requirement, the bid price for shares of our common stock must close at $1 per share or more for a minimum of ten consecutive trading days. If we are unable to regain compliance by August 15, 2011, Nasdaq will notify us of its determination to delist our common stock, which determination may be appealed to a Nasdaq Listing Qualifications Panel.  We intend to actively monitor the bid price for our common stock between now and August 15, 2011, and will consider all available options to regain compliance with the Nasdaq minimum bid price requirement.  There can be no assurance, however, that we will be able to regain compliance.  If we are unable to do so and our common stock is no longer listed on Nasdaq or another national securities exchange, the liquidity and market price of our common stock may be adversely affected.

Our outstanding warrants and options may be exercised in the future, and our outstanding restricted stock units may vest in the future, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

As of March 23, 2011, there were outstanding warrants and options to purchase 8,985,846 shares of common stock at exercise prices ranging from $0.5352 to $56.66 per share and 270,213 shares of common stock subject to outstanding restricted stock units.  We are also issuing warrants to purchase up to 807,412 shares of common stock in this offering. To the extent these warrants and options are exercised, or the restricted stock units vest, additional shares of our common stock will be issued, which will result in dilution to our stockholders and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of such shares.

No trading market for the warrants is expected to develop.

Although the warrants offered hereby are registered for public sale by us, they will not be listed on the Nasdaq Capital Market or any other exchange and we do not expect a trading market for the warrants to develop.  As a result, your ability to sell or otherwise transfer your warrants may be limited.

We may not be able to deliver shares of common stock upon exercise of a warrant if such issuance has not been registered or qualified or deemed exempt under the securities laws of the state of residence of the holder of the warrant.

Because the exemptions from qualification in certain states for issuances of common stock by the issuer upon exercise of a warrant may be different, a warrant may be held by a holder in a state where an exemption is not available for such exercise and we may be precluded from issuing such shares.  If our common stock continues to be listed on the Nasdaq Capital Market or another national securities exchange, an exemption from registration in every state for the issuance of common stock upon exercise of the warrant would be available.  However, we cannot assure you that our common stock will continue to be so listed.  As a result, the warrants may be deprived of any value, the market for the warrants may be limited and the holders of warrants may not be able to obtain shares of common stock upon exercise of the warrants if the common stock issuable upon such exercise is not qualified or otherwise exempt from qualification in the jurisdictions in which the holders of the warrants reside.

NOTE ON FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus supplement and incorporated by reference herein are forward-looking statements that relate to possible future events, our future performance and our future operations.  In some cases, you can identify these forward-looking statements by the use of words such as “may,” “will,” “should,” “anticipates,” “believes,” “expects,” “plans,” “future,” “intends,” “could,” “estimate,” “predict,” “potential,” “continue,” or the negative of these terms or other similar expressions.  These statements are only our predictions.  We cannot guarantee future results, levels of activities, performance or achievements.  Our actual results could differ materially from these forward-looking statements for many reasons, including the risks described from time to time in our SEC filings and those risks identified under the section entitled “Risk Factors” in this prospectus supplement and the accompanying base prospectus.  We are under no duty to update or revise any of the forward-looking statements or risk factors to conform them to actual results or to changes in our expectations.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2010:

•	on an actual basis,

•
on an as adjusted basis prior to this offering, giving effect to (i) the sale by us, in a registered offering that closed on November 3, 2010, of 8,582,602 shares of common stock and 4,291,298 warrants, each to purchase one share of common stock at an exercise price of $0.5352, for a price of $0.5085 per combination of one share and 0.5 of a warrant, after deducting the estimated offering expenses paid by us, and (ii) the sale by us, in a registered offering that closed on November 16, 2010, of 2,829,520 shares of common stock for a price of $0.42 per share, after deducting the estimated offering expenses paid by us, and (iii) the issuance by us, on November 16, 2010,  December 1, 2010, February 15, 2011 and February 28, 2011 an aggregate of 61,654 shares of common stock upon the vesting of restricted stock units, and (iv) the issuance by us, on January 26, 2011 and March 11, 2011 an aggregate of 125,000 shares of common stock upon the exercise of warrants at an exercise price of $0.5352 per share,  (which we sometimes refer to herein as the “recent issuances”), and

•
on an as adjusted basis after this offering, giving effect to the recent issuances and the sale by us of 3,332,117 shares of common stock in the shares only offering at an offering price of $0.71 per share and 2,691,360 shares of common stock and 807,412 warrants to purchase shares of common stock in the unit offering at an offering price of $0.81 per unit, after deducting the estimated offering expenses payable by us.

You should read this table together with our financial statements and the related notes thereto, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information, incorporated by reference in this prospectus supplement or the accompanying prospectus from our SEC filings, including our annual report on Form 10-K for the year ended December 31, 2009 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010.

	As of September 30, 2010
	Actual	As Adjusted Prior to This Offering	As Adjusted After This Offering
	(Unaudited)	(Unaudited)	(Unaudited)
Stockholders equity:
Common stock, $0.01 par value: 100,000,000 authorized, 41,308,049 issued and outstanding, 52,906,825 issued and outstanding as adjusted prior to this offering, and 58,930,302 issued and outstanding as adjusted after this offering	$413,080	$529,068	$589,303
Preferred stock, $1.00 par value: 15,000,000 authorized and no shares issued or outstanding	0	0	0
Accumulated other comprehensive income	11,505	11,505	11,505
Additional paid-in capital	222,503,258	226,411,026	230,075,973
Warrants to acquire common stock	15,443,357	16,502,731	16,919,349
Accumulated deficit	(223,932,932)	(223,932,932)	(223,932,932)
Total stockholders’ equity	$14,438,268	$19,521,398	$23,663,198

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the shares and units in this offering to fund working capital and for other general corporate purposes, including funding our research and our sales and marketing activities.  The estimated net proceeds of the offering are as follows:

Estimated net proceeds of this offering, assuming the sale of all the shares and units offered hereby to purchasers who are not existing investors of ours (1)	$4,142,000

(1)	After deducting the placement agent’s fees and an aggregate of approximately $120,000 in estimated offering expenses payable by us for this offering.

To the extent the warrants included in the units offered hereby are exercised in the future, we intend to use the additional net proceeds of up to $710,523 from such exercise for the same purposes as described above.

DILUTION

If you invest in our shares or units, your ownership interest will be diluted to the extent of the difference between the price you paid per share of common stock in this offering and the net tangible book value per share of our common stock after this offering.  Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding.  Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares in this offering and the net tangible book value per share of common stock immediately after the closing of this offering.  For purposes of calculating the dilution in this offering, the entire purchase price for each unit sold in this offering is being allocated to the shares included in such units.

On an as adjusted basis prior to this offering (giving effect to the recent issuances), our pro forma net tangible book value as of September 30, 2010 would have been approximately $9.9 million, or approximately $0.19 per share of common stock.  After giving effect to the sale of the shares in the shares only offering at the offering price $0.71 per share and the shares in the unit offering at the offering price of $0.81 per share (assuming the entire purchase price is allocated to the shares included in such units), and after deducting the estimated offering expenses payable by us, our pro forma net tangible book value as of September 30, 2010 would have been approximately $14.1 million, or $0.24 per share of common stock.  This represents an immediate increase in net tangible book value of $0.05 per share to existing stockholders.  This represents an immediate dilution of $0.47 per share to new investors purchasing shares in the shares only offering and $0.57 per share to new investors purchasing shares in the unit offering (again, assuming the entire purchase price is allocated to the shares included in such units).

The following table illustrates this dilution on a per share basis:

	Shares Only Offering	Unit Offering
Public offering price per share (assuming the entire purchase price is allocated to the shares)	$0.71	$0.81
Pro forma net tangible book value per share as of September 30, 2010, as adjusted prior to this offering	$0.19	$0.19
Increase in net tangible book value attributable to the shares only offering and the unit offering	$0.05	$0.05
Pro forma net tangible book value per share as of September 30, 2010 after giving effect to the shares only offering and the unit offering	$0.24	$0.24
Dilution per share to new investors in this offering (assuming the entire purchase price is allocated to the shares)	$0.47	$0.57

The calculations above are based on 41,308,049 shares of common stock outstanding as of September 30, 2010, 52,906,825 shares of common stock outstanding as of September 30, 2010 after giving effect to the recent issuances and 58,930,302 shares of common stock outstanding as of September 30, 2010 after giving effect to the recent issuances and the sale of the shares and units offered hereby.  These numbers exclude 5,637,711 shares of common stock subject to warrants, options and restricted stock units outstanding as of September 30, 2010, 4,166,298 shares of common stock subject to warrants outstanding as of September 30, 2010 after giving effect to the recent issuances, and 807,412 shares of common stock subject to the warrants included in the units offered hereby.

DESCRIPTION OF COMMON STOCK

Upon consummation of the offering, 58,930,302 shares of common stock will be outstanding assuming the sale of all of the shares and units offered hereby.  If all of the warrants included in the units offered hereby are exercised, 59,737,714 shares of common stock will be outstanding. In addition, there are 8,985,846 shares of common stock subject to warrants, options and restricted stock units outstanding as of March 23, 2011.  For a description of our common stock, please see “Description of Capital Stock” in the accompanying base prospectus.

Purchasers in this offering will be restricted, until April 7, 2011, from engaging in short sales of our common stock that exceed the number of shares purchased by them in this offering (including the shares underlying any warrants purchased by them).  Any short position of purchaser as of the date hereof and any long sale or sale of the shares purchased by them in this offering will not count toward the foregoing limit.

We granted certain of our existing shareholders pre-emptive rights that permit them to purchase, in any public or private offering of (i) our common stock, (ii) any right, option or warrant to purchase our common stock or (iii) any security exercisable or convertible into our common stock, the amount of such security required for them to maintain their interest in our company. The pre-emptive rights expire on May 18, 2011.  The shareholders have agreed to waive their pre-emptive rights with respect to this offering in exchange for an extension of their pre-emptive rights until August 16, 2011.

DESCRIPTION OF WARRANTS

General

Upon consummation of the offering, we will issue 807,412 warrants, assuming the sale of all of the units offered hereby.  Each warrant entitles the holder to purchase one share of our common stock at an exercise price of $0.88 per share during the five-year period commencing six months after the closing of the offering.  The warrants will be issued separately from the shares included in the units and may be transferred separately from the shares included in the units immediately upon issuance.

Exercise and Duration of Warrants

The warrants may be exercised, in whole or in part, at any time or times during the five-year exercise period, by delivering to us a duly executed facsimile copy of the notice of exercise, in the form annexed to each warrant. Within three trading days following delivery of the notice, the holder must deliver the aggregate exercise price for the shares specified in the notice by wire transfer or cashier’s check drawn on a United States bank (unless the warrant is exercised on a cashless basis as described below).

Cashless Exercise

If a registration statement is not available for the sale by us of the shares underlying the warrants, the warrants may only be exercised on a cashless basis pursuant to which the holder will receive a net number of shares of common stock determined according to the following formula:

Net number of shares =	(A - B) * X
A

where:

A =
the volume weighted average price (VWAP) on the trading day immediately preceding the date on which holder elects to exercise a warrant by means of a “cashless exercise,” as set forth in the applicable notice of exercise;

B =	the exercise price of the warrant, as adjusted; and

X =	the number of shares that would be issuable if such exercise were by means of a cash exercise rather than a cashless exercise.

The warrants may only be exercised on a cashless basis if an exemption from registration would be available for such exercise.

Delivery of Shares Upon Exercise

Shares of common stock issuable upon exercise of the warrants will be issued to the holder by the third business day after the proper exercise of the warrants.  If we are then a participant in the Depository Trust Company’s Deposit/Withdrawal at Commission system, and either there is a registration statement available for the sale by us of the shares or the warrant is exercised on a cashless basis, we will cause our transfer agent to electronically transmit the shares to the holder by crediting the account of the holder’s prime broker with such system.  In all other cases, we will deliver the shares by physical certificate to the address specified by the holder in the notice of exercise.

If a certificate representing shares of common stock is not delivered to the registered holder within three business days of due exercise, and prior to the time such certificate is received by the registered holder, the registered holder purchases shares of common stock to deliver in satisfaction of a sale that had been made by the registered holder in anticipation of having received such certificate, then we will pay the registered holder the amount by which the purchase price exceeds the proceeds from such sale.

Certain Adjustments

The exercise price and number of shares of common stock issuable on exercise of the warrants is subject to adjustment in the event of any stock split, reverse stock split, stock dividend or reclassification of the common stock.

In the event of a fundamental transaction involving (1) our consolidation or merger with or into another entity, (2) the sale of all or substantially all of our properties or assets, (3) the completion of a tender offer or exchange offer for our common stock which has been accepted by holders of 50% or more of the outstanding common stock, (4) the reclassification, reorganization or recapitalization of our common stock, or (5) the completion of a stock purchase agreement or other business combination in which another person or entity acquires more than 50% of our common stock, a holder of warrants will be entitled to receive, at the holder’s option, the number of shares of common stock of the successor corporation and any additional consideration that the holder would have been entitled to receive if the warrant had been exercised immediately prior to such fundamental transaction.  Any successor to us or surviving entity will assume the obligations under the warrant.

Limitations on Exercise

The number of shares that may be acquired by the registered holder upon any exercise of warrants shall be limited to the extent necessary to insure that, following such exercise, the total number of shares of common stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of common stock would be aggregated with the holder's for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, does not exceed 4.999% of the total number of issued and outstanding shares of common stock (including for such purpose the shares of common stock issuable upon such exercise). This limitation may be increased or waived, but only upon 61 days notice from the holder.

Registration of Shares

We will use our best efforts to maintain the effectiveness of the registration statement covering the shares underlying the warrants, and will use our best efforts to take such reasonable action as is necessary to qualify the shares underlying the warrants for sale in those states in which the warrants were initially offered by us and an exemption from qualification is not available, so long as we are not subject to service of general process or to taxation as a foreign corporation doing business in such state as a result of such qualification.

No Rights as Shareholders

Warrant holders do not have the rights or privileges of holders of common stock, including voting rights, until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Amendments

The warrants provide that the terms of the warrants may only be amended with the consent of the holder.

Fractional Shares

No fractional shares will be issued upon exercise of the warrants. If a holder exercises warrants and would be entitled to receive a fractional interest of a share, we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the fair market value of the common stock less the exercise price.

Transfer Taxes

We will not pay any stamp or other tax or governmental charge required to be paid in connection with any transfer involved in the issue of shares of common stock issuable upon the exercise of warrants.  In the event of any such transfer, we will not issue or deliver any shares until such tax or other charge shall have been paid or it has been established to our satisfaction that no such tax or other charge is due.

The foregoing description is subject to and qualified in its entirety by reference to the terms and conditions of the warrant agreement.  You should review a copy of the warrant agreement, which will be filed as an exhibit to a Current Report on Form 8-K on or about the date of this prospectus supplement, for a complete description of the terms and conditions of the warrants.

PLAN OF DISTRIBUTION

We are offering, primarily to institutional investors, up to 3,332,117 shares of our common stock at an offering price $0.71 per share and up to 2,691,360 units, each unit consisting of one share of our common stock and 0.3 of a warrant to purchase our common stock, at an offering price $0.81 per unit.  The shares and warrants comprising the units will be issued separately and may be transferred separately immediately upon issuance.  Investors may elect to purchase either shares or units, or a combination thereof, up to the aggregate amounts set forth herein.  Subject to the terms and conditions contained in the placement agency agreement, dated March 24, 2011, Hudson Securities, Inc. has agreed to act as the placement agent for this offering.

The placement agent is not purchasing or selling any shares or units offered hereby, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of shares or units, but has agreed to use its best efforts to arrange for the sale of all of the shares and units.  Because there is no minimum offering amount required as a condition to closing this offering, the actual number of shares and units sold in this offering is not presently determinable and may be substantially less than the amount set forth above.  We will enter into a securities purchase agreement directly with the purchasers in connection with this offering.

We negotiated the offering price for the shares and units in this offering with the investors. The factors considered in determining the price included the recent market price of our common stock, the general condition of the securities market at the time of this offering, the history of, and the prospects for the industry in which we compete, our past and present operations and our prospects for future revenues.

Closing

The placement agency agreement and securities purchase agreement provide that the obligations of the placement agent and the purchasers are subject to certain conditions precedent, including the receipt of customary legal opinions, letters and certificates and the absence of any material adverse change in our business.  The placement agency agreement and the securities purchase agreement also contain customary representations and warranties that must be true and correct in all material respects as of the closing.

We currently anticipate that closing of the sale of the shares and units will take place on or about March 30, 2011. Purchasers will be informed of the date on which they must transmit the purchase price for their shares or units.  On the scheduled closing date, each purchaser shall deliver to us an amount equal to such purchaser’s subscription amount (via wire transfer or a certified check of immediately available funds) and we shall deliver to each purchaser its respective shares (via the Depository Trust Company’s Deposit/Withdrawal at Custodian system)

and warrants, if any (via delivery of physical certificates).  The purchase price for the shares and units will not be held in escrow.

Placement Agent’s Fees

We will pay the placement agent a fee of 4% of the first $2 million and 7% of the remaining amount of the aggregate purchase price paid by purchasers who are existing investors of ours (except the fee will be 3% for certain specified investors) and 7% of the aggregate purchase price paid by purchasers who are not existing investors of ours.  The following table shows the placement agency fees we will pay to the placement agent, assuming the purchase of all the shares and units offered hereby to purchasers who are not existing investors of ours:

	Per Share	Per Unit	Maximum Amount
Placement agent’s fees	$0.05	$0.06	$318,206

We have also agreed to reimburse Hudson Securities, Inc. a non-accountable expense allowance of 1% of the aggregate purchase price paid by purchasers in this offering, up to $50,000. Because there is no minimum offering amount required and the identity of the purchasers is not presently known, the actual total placement agent’s fees and non-accountable expenses are not presently determinable and may be substantially different from the amounts set forth above.  We have also agreed to reimburse the placement agent’s actual out of pocket expenses if for any reason the offering does not close, up to a maximum of $25,000.  In compliance with FINRA guidelines, the aggregate maximum fees or other items of value to be paid to the placement agent and other securities brokers and dealers upon completion of this offering will not exceed 8.0% of the gross proceeds of this offering. The estimated offering expenses payable by us, other than the placement agent’s fees, are approximately $120,000, which includes the placement agent’s non-accountable expense allowance, legal, accounting and printing costs and various other fees associated with registering and listing the common stock. After deducting the payments to the placement agent described above and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $4.1 million.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of the representations, warranties or obligations contained in the placement agency agreement.  We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

We also will indemnify the purchasers against liabilities arising out of or relating to (i) any breach of any of the representations, warranties, covenants or agreements made by us in the securities purchase agreement or related documents or (ii) any action instituted against a purchaser by any of our stockholders (other than stockholders who are affiliated with such purchaser) with respect to the offering, subject to certain exceptions.

Additional Information

From time to time in the ordinary course of their respective businesses, the placement agent or its affiliates have in the past or may in the future engage in investment banking and/or other services with us and our affiliates for which it has or may in the future receive customary fees and expenses.

The placement agency agreement and a form of the securities purchase agreement will be included as exhibits to our Current Report on Form 8-K that we will file with the SEC in connection with this offering.

The transfer agent for our common stock to be issued in this offering is American Stock Transfer & Trust Company located at 59 Maiden Lane, Plaza Level, New York, New York 10038.

Our common stock is traded on the Nasdaq Capital Market under the symbol “PRKR.”

LEGAL MATTERS

The validity of the securities offered will be passed on for us by Graubard Miller, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the securities that we are offering under this prospectus supplement.  It is important for you to read and consider all of the information contained in the registration statement and you should refer to our registration statement and its exhibits for further information.

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission.  Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov.  You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information.  This prospectus supplement incorporates by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the securities are sold.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (filed on March 15, 2010);

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010 (filed on May 10, 2010), June 30, 2010 (filed on August 5, 2010) and September 30, 2010 (filed on November 9, 2010);

•
Current Reports on Form 8-K dated January 5, 2010 (filed on January 6, 2010), July 20, 2010 (filed on July 20, 2010), August 18, 2010 (filed on August 20, 2010), September 15, 2010 (filed on September 15, 2010), September 17, 2010 (filed on September 21, 2010), October 11, 2010 (filed on October 13, 2010), October 28, 2010 (filed on October 29, 2010), November 3, 2010 (filed on November 3, 2010), November 16, 2010 (filed on November 17, 2010), November 19, 2010 (filed on November 19, 2010) and February 4, 2011 (filed on February 8, 2011);

•	Proxy Statement dated August 6, 2010, as amended, used in connection with the annual meeting of shareholders on September 17, 2010;

•	Form 8-A declared effective on November 30, 1993, registering our common stock, under Section 12(g) of the Securities Exchange Act of 1934, as amended; and

•	Form 8-A effective on November 22, 2005, registering rights to purchase our Series E Preferred Stock, under Section 12(g) of the Securities Exchange Act of 1934, as amended.

Any statement contained in a document filed before the date of this prospectus supplement and incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or therein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. Any information that we file after the date of this prospectus supplement with the SEC will automatically update and supersede the information contained in this prospectus supplement.  Notwithstanding the foregoing, we are not incorporating any document or portion thereof or information deemed to have been furnished and not filed in accordance with SEC rule.

Potential investors may obtain a copy of any of the SEC filings incorporated by reference herein, without charge, by written or oral request directed to ParkerVision, Inc., Attention: Investor Relations, 7915 Baymeadows Way, Suite 400, Jacksonville, Florida 32256.

Prospectus

PARKERVISION, INC.

$50,000,000

COMMON STOCK, PREFERRED STOCK,
WARRANTS AND DEBT SECURITIES

By this prospectus, we will offer and sell from time to time shares of our common stock and preferred stock, warrants and debt securities at an aggregate initial offering price not to exceed $50,000,000.  The debt securities that we may offer may consist of senior debt securities or subordinated debt securities, in each case consisting of notes or other evidence of indebtedness in one or more series.  The warrants that we may offer will consist of warrants to purchase any of the other securities that may be sold under this prospectus.  The securities offered under this prospectus may be offered separately, together, or in separate series, and in amounts, at prices and on terms to be determined at the time of sale. We will provide the specific terms of these securities in supplements to this prospectus.  You should read this prospectus and any supplements carefully before you invest.

We expect to use the net proceeds from the sale of the securities offered hereby to fund working capital, capital expenditures, acquisitions, operating losses and other general corporate purposes.

Our common stock is listed for trading on the NASDAQ Global Market under the symbol “PRKR.”  On September 11, 2009, the last reported sale price of our common stock was $3.80.

Investing in our securities involves a high degree of risk.  See the section entitled “Risk Factors” appearing on page 3 in this prospectus and elsewhere in any supplements for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate the sale of any securities unless accompanied by a prospectus supplement relating to the securities offered.

The date of this prospectus is September 14, 2009

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	3
NOTE ON FORWARD-LOOKING STATEMENTS	4
USE OF PROCEEDS	4
RATIO OF EARNINGS TO FIXED CHARGES	4
DESCRIPTION OF CAPITAL STOCK	5
DESCRIPTION OF WARRANTS	8
DESCRIPTION OF DEBT SECURITIES	9
PLAN OF DISTRIBUTION OF SHELF SECURITIES	16
LEGAL MATTERS	18
INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM	18
WHERE YOU CAN FIND MORE INFORMATION	18

You should rely only on the information contained or incorporated by reference in this prospectus.  We have not authorized anyone to provide you with different information.  We are not making an offer of these securities in any state where the offer is not permitted.

i

PROSPECTUS SUMMARY

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process.  Under this shelf process, we may, from time to time, sell or issue any of the combination of securities described in this prospectus in one or more offerings with a maximum aggregate offering price of up to $50,000,000.

This prospectus provides you with a general description of the securities we may offer.  Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.  The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with the additional information described below under the heading “Where You Can Find More Information.”

You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.  You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents.  Our business, financial condition, results of operations, and prospects may have changed since that date.

References in this prospectus to “ParkerVision,” “we,” “us” and “our” refer to ParkerVision, Inc., a Florida corporation.

Company Summary

General

We are in the business of designing, developing and selling our proprietary radio frequency (“RF”) technologies and products for use in semiconductor circuits for wireless communication products.  Our business includes licensing our intellectual property for incorporation into wireless products designed by our customers.  We have also recently entered into an agreement for the joint development and marketing of wireless radio modules that incorporate our technologies.  Under this agreement, we will supply unpackaged integrated circuits that will be manufactured for us, based on our designs, under agreements with various semiconductor foundries.  In addition, our business may include, from time to time, providing engineering consulting and design services to our customers, for a negotiated fee, to assist them in developing products incorporating our technologies.  We are primarily focused on incorporating our technologies into mobile handsets, but our technologies are applicable to other wireless products that are related to networks serving mobile handsets such as data cards, pico cells, and femtocells.  Our technology can also be applied to non-cellular radio applications such as military radios.

We were incorporated under the laws of the State of Florida on August 22, 1989.  Our executive offices are located at 7915 Baymeadows Way, Suite 400, Jacksonville, Florida 32256.  Our telephone number is (904) 737-1367.

Development of Our Business

In 2005, we began educating prospective customers about the benefits of our technologies, with a primary focus on our RF transmit, or d2p™, technology and its unique ability to address certain high-priority market needs related to mobile handset applications.  In 2006, we completed our first d2p integrated circuit (“IC”) which embodied many of the advancements of our technology and enabled us to begin demonstrating partially-integrated prototypes.  Throughout 2006, 2007 and 2008, we continued to further advance our prototype ICs and increased the level of prototype integration while cultivating potential customer relationships.  Our sales-related activities during this three-year period included prototype demonstrations of our d2p platform, support of in-depth technical due-diligence by prospective customers, analysis of prospective customer product requirements, delivery of initial proposals and terms, and ultimately, negotiations of proposed business relationships.

When we targeted the cellular industry in 2005, our initial target customer base was limited to the top tier mobile handset manufacturers.  However, in 2006 and 2007, mobile handset manufacturers were shifting RF innovation and developments to their chipset providers.  Accordingly, we expanded our target customer base to include not only the mobile handset manufacturers, but also their component suppliers.

In 2007, we entered into licensing agreements with two customers, ITT Corporation (“ITT”) and a global baseband chipset supplier whose name remains confidential under the terms of our agreement with them (“Confidential Licensee”).  During 2008, our product development efforts were largely focused on advancing our ICs from prototype to production-ready samples for our customers.  In addition, we delivered a development/demonstration platform to ITT for their use and, late in 2008, we delivered production-ready d2p silicon samples and reference designs to our Confidential Licensee.  The delivered samples met or exceeded all critical functional and performance requirements under our agreement.  Under the terms of our licensing agreements, we will be paid royalties on a per unit basis for products sold that incorporate our licensed intellectual property.  To date, we have not earned any royalties from these two customers as they have not yet commenced shipments of products incorporating our technologies.

On December 4, 2008, we entered into a Product and Market Development Agreement (the “LGI Agreement”) with LG Innotek Co., Ltd. (“LGI”), a division of the LG Group.  Under the terms of the LGI Agreement, we will work cooperatively with LGI to develop and market RF modules that incorporate our technologies for use in mobile handset and data card applications.  Under this agreement, we will supply LGI with tested, unpackaged integrated circuits under a supply agreement, the terms of which will be finalized as part of the development planning with LGI.  The modules are being designed for commercial HEDGE applications.  HEDGE is an acronym for applications that incorporate support for 2G, 2.5G and 3G waveform standards including GSM, EDGE, WCDMA, and HSPA.

Our ability to generate revenues sufficient to offset costs is subject to our ability to successfully support our customers in completing their initial product designs and our ability to secure a reasonable market share through additional product offerings with our current customers and/or the addition of new customers.

Although our primary target market is the mobile handset industry, we have also explored potential relationships outside this target market to the extent that the requirements of the prospective customers are in concert with the needs of our primary target market.   This exploration resulted in our licensing agreement with ITT in 2007.

We believe our technology has substantial advantages over competing technologies, especially in the third generation, or 3G, mobile handset market and generations that are evolving beyond 3G, such as 4G mobile handset standards and applications.

Technology and Products

Our wireless technologies represent unique, proprietary methods for processing RF waveforms in wireless applications.  The technology applies to the transmit (baseband data to RF carrier signal) and receive (RF carrier signal to baseband data) functions of a radio transceiver.  The transmit portion of the technology is called Direct2Power™, or d2p™, and enables the transformation of a digital baseband signal to an RF carrier waveform, at the desired power output level, in a single unified operation.  The receiver portion of the technology is called Direct2Data™, or d2d™, and enables the direct conversion of an RF carrier to baseband data signal.  Although our primary sales efforts were focused on commercialization of our d2p technology solutions, both of the agreements with customers in the commercial handset market contemplate incorporation of our d2d technology as well.

We have completed engineering prototypes of our d2p-based ICs targeted at mobile handset applications.  The ICs which incorporate the core RF technology were produced using a Silicon Germanium (“SiGe”) process through a fabrication relationship with IBM Microelectronics (“IBM”).  Late in 2008, we completed the integration of the digital engine that controls our RF transmit IC and interfaces to the mobile phone baseband processor.  This digital engine was produced using a CMOS semiconductor process through a third-party fabrication relationship.  These ICs are utilized to verify that our technology can be highly integrated in silicon and to demonstrate the benefits of the technology to target customers.

Our current prototypes support functionality that is multi-band (meaning multiple frequencies) and multi-mode (meaning multiple cellular standards and corresponding modulation formats). Our ICs support multiple bands of cellular and PCS (Personal Communications Service) frequencies and support the current and emerging cellular standards including GSM/EDGE, CDMA, W-CDMA, and HSUPA.  We are also able to demonstrate 802.16e WiMax and LTE standards using PCS frequencies with our current ICs.

We anticipate that future customers will either engage us to customize the implementation of the core technology based on their specific interface and product requirements or utilize our existing silicon designs.  The engagement will largely depend on the nature of the customer’s product application.

Our unique technologies process the RF waveform in a more optimal manner than existing technologies, thereby allowing the creation of handsets that have extended battery life, more easily incorporate multiple air interface standards and frequencies in smaller form factors, and reduce manufacturing costs. Our technologies provide such attractive benefits, in part, because of their unique integrated circuit architecture which enables efficient creation of highly accurate RF waveforms at the desired power levels thereby eliminating many of the limitations of legacy analog processing.

Patents

We consider our IP, including patents, patent applications, trademarks, and trade secrets to be significant to our competitive positioning.  We have a program to file applications for and obtain patents, copyrights, and trademarks in the United States and in selected foreign countries where we believe filing for such protection is appropriate to establish and maintain our proprietary rights in our technology and products.  As of August 31, 2009, we have obtained 86 U.S. and 56 foreign patents related to our RF technologies and have 84 patent applications pending in the United States and other countries.  We estimate the economic lives of our patents to be fifteen to twenty years.

In addition, from time to time, we obtain licenses from others for standard industry circuit designs that are integrated into our own ICs as supporting components that are peripheral to our core technologies.  We believe there are multiple sources for these types of standard circuits and we estimate the economic lives of the licenses to be two to five years based on estimated technological obsolescence.

RISK FACTORS

Any investment in our securities involves a high degree of risk.  Potential investors are urged to read and consider the risk factors relating to an investment in our company set forth in our SEC filings, including our annual report on Form 10-K/A for the year ended December 31, 2008 and the quarterly report on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009.

NOTE ON FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus and incorporated by reference herein are forward-looking statements that relate to possible future events, our future performance and our future operations.  In some cases, you can identify these forward-looking statements by the use of words such as “may,” “will,” “should,” “anticipates,” “believes,” “expects,” “plans,” “future,” “intends,” “could,” “estimate,” “predict,” “potential,” “continue,” or the negative of these terms or other similar expressions.  These statements are only our predictions.  We cannot guarantee future results, levels of activities, performance or achievements.  Our actual results could differ materially from these forward-looking statements for many reasons, including the risks described from time to time in our SEC filings and those risks identified under sections entitled “Risk Factors” in any prospectus supplement.  We are under no duty to update or revise any of the forward-looking statements or risk factors to conform them to actual results or to changes in our expectations.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, the net proceeds from the sale of the securities offered hereby will be used to fund working capital, capital expenditures, acquisitions, operating losses and other general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

Our deficiency (excess) of earnings to fixed charges for the indicated periods are set forth below. The information set forth below should be read in conjunction with the financial information incorporated by reference herein.

	(Amounts in thousands of dollars)
	For the Six Months Ended June 30, 2009	For the Year Ended December 31, 2008	For the Year Ended December 31, 2007	For the Year Ended December 31, 2006	For the Year Ended December 31, 2005	For the Year Ended December 31, 2004

Total Earnings	$(10,784)	$(22,848)	$(17,960)	$(15,598)	$(22,852)	$(22,360)

Fixed charges	114	226	253	218	247	228

Ratio of earnings to fixed charges (A)	-	-	-	-	-	-

Deficiency of earnings to fixed charges	10,898	23,074	18,213	15,816	23,099	22,588

(A)	Due to our losses from continuing operations, the ratio coverage is less than 1:1.

This table sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated. The ratios are calculated by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of pretax losses from continuing operations plus fixed charges. Fixed charges consist of estimates of interest inherent in rental expense.

We had no shares of preferred stock outstanding for any period presented. As a result, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock and our preferred stock is a summary. You should refer to our certificate of incorporation and our bylaws for the actual terms of our capital stock.

Common Stock

We are authorized to issue up to 100,000,000 shares of common stock, $0.01 par value per share. As of September 11, 2009, there were 33,107,810 shares of our common stock outstanding. Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders and may not cumulate votes for the election of directors. Common stockholders have the right to receive dividends when, as, and if declared by the board of directors from funds legally available therefore. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. Our common stock is subject to the express terms of our preferred stock and any series thereof.

Preferred Stock

We are authorized to issue up to 15,000,000 shares of preferred stock, $1.00 par value per share. As of September 11, 2009, there were no preferred shares issued or outstanding. The shares of preferred stock have such rights and preferences as our board of directors shall determine, from time to time. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisition and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of our outstanding common stock. Our board of directors may issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of our common stock or holders of other series of preferred stock.

If we offer a series of preferred stock, we will describe the specific terms of that series in a prospectus supplement, including:

•	the title of the series of preferred stock and the number of shares offered;

•	the price at which the preferred stock will be issued;

•	the dividend rate, if any, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

•	the voting rights of the preferred stock;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

•	whether the preferred stock is convertible into any other securities, and the terms and conditions of any such conversion;

•	the liquidation preference of the preferred stock; and

•	any additional rights, preferences and limitations of the preferred stock.

The description of the terms of a series of preferred stock to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified in its entirety by reference to the certificate of designation relating to that series of preferred stock. The registration statement of which this prospectus forms a part will include the certificate of designation as an exhibit or as a document incorporated by reference.

Any preferred stock will, when issued, be fully paid and non-assessable.

Series E Preferred Stock

On November 17, 2005, the board of directors designated 100,000 shares of authorized preferred stock as the Series E Preferred Stock in conjunction with its adoption of a Shareholder Protection Rights Plan (as described below).  As of December 31, 2008, there were no shares of this series issued and outstanding.  The following description of the Series E Preferred Stock, and any description of this series included in a prospectus supplement, may not be complete and is subject to and qualified in its entirety by reference to the certificate of designations, which was filed with the SEC on November 22, 2005 as Exhibit 4.02 to a Current Report on Form 8-K.

Certain rights of this series of preferred stock are defined in terms of a “Reference Package.”  The “Reference Package” is initially 10,000 shares of common stock, as adjusted for stock dividends, subdivisions and combinations.

The holders of full or fractional shares of this series are entitled to receive dividends, when and as declared by the board of directors, on each date that dividends or other distributions (other than dividends or distributions payable in our common stock) are payable on or in respect of common stock comprising part of the Reference Package, in an amount per whole share of this series equal to the aggregate amount of dividends or other distributions that would be payable on such date to a holder of the Reference Package.  In addition, on the last day of March, June, September and December in each year, the holders of this series are entitled to receive dividends in an amount per whole share of this series equal to the excess (if any) of $100 over the aggregate dividends paid per whole share of this series during the three-month period ending on such last day. Dividends on each full and each fractional share of this series are cumulative from the date such full or fractional share is originally issued.

In the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of full and fractional shares of this series shall be entitled, before any distribution or payment is made on any date to the holders of the common stock or any other stock of ours ranking junior to this series upon liquidation, to be paid in full an amount per whole share of this series equal to the greater of $100 or the aggregate amount distributed or to be distributed in connection with such liquidation, dissolution or winding up to a holder of the Reference Package, together with accrued dividends to such distribution or payment date, whether or not earned or declared.

This series shall rank junior to all other series or classes of our preferred stock, now existing or hereafter created, as to payment of dividends and the distribution of assets, unless the terms of any such other series or class shall provide otherwise.

Each whole share of this series shall, on any matter, vote as a class with any other capital stock comprising part of the Reference Package and voting on such matter and shall have the number of votes thereon that a holder of the Reference Package would have.

Shareholder Protection Rights Plan

On November 21, 2005, we adopted a Shareholder Protection Rights Agreement (“Rights Agreement”) pursuant to which we issued, on November 29, 2005, as a dividend, one right to acquire a fraction of a share of Series E Preferred Stock for each then outstanding share of common stock.  Each share of common stock issued by us after such date also has included, and any subsequent shares of common stock issued by us prior to the Separation Time (as defined in the Rights Agreement) will include, an attached right.  The following description of the Rights

Agreement, and any description of the Rights Agreement included in a prospectus supplement, may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the Rights Agreement, which was filed with the SEC on November 22, 2005 as Exhibit 4.01 to a Current Report on Form 8-K.

The principal objective of the Rights Agreement is to cause someone interested in acquiring us to negotiate with our board of directors rather than launch an unsolicited or hostile bid.  The Rights Agreement subjects a potential acquirer to substantial voting and economic dilution.

The rights initially are not exercisable and trade with our common stock.  In the future, the rights may become exercisable with various provisions that may discourage a takeover bid.  If a potential acquirer initiates a takeover bid or becomes the beneficial owner of 15% or more of our common stock, the rights will separate from the common stock.  Upon separation, the holders of the rights may exercise their rights at an exercise price of $45 per right (the “Exercise Price”), subject to adjustment and payable in cash.  Additionally, the rights have what are known as “flip-in” and “flip-over” provisions that could make any acquisition of us more costly to the potential acquirer. The “flip-in” provision provides that, in the event a potential acquirer acquires 15% or more of the outstanding shares of our common stock, upon payment of the exercise price, the holders of the rights will receive from us that number of shares of common stock having an aggregate market price equal to twice the Exercise Price, as adjusted. The “flip-over” provision allows the holder to purchase that number of shares of common/voting equity of a successor entity, if we are not the surviving corporation in a business combination, with an aggregate market price equal to twice the Exercise Price.

We have the right to substitute for any of our shares of common stock that we are obligated to issue, shares of Series E Preferred Stock at a ratio of one ten-thousandth of a share of Series E Preferred Stock for each share of common stock.

The rights may be redeemed upon approval of the board of directors at a redemption price of $0.01. The Rights Agreement expires on November 21, 2015.

Director Nominations; Special Meetings

Nominations for our board of directors may be made by our board or by any holder of common stock.  A shareholder entitled to vote for the election of directors may nominate a person for election as director only if the shareholder provides written notice of his nomination to our secretary not later than 120 days in advance of the same day and month that our proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders or, if no annual meeting was held in the previous year, then by the end of the fiscal year to which the annual meeting in which the nomination will be made relates.  A special meeting of our shareholders may be called only by our board of directors or our chief executive officer.  These provisions and the board of directors’ right to issue shares of our preferred stock from time to time, in one or more classes or series without stockholder approval, are intended to enhance the likelihood of continuity and stability in the composition of the policies formulated by our board of directors. These provisions are also intended to discourage some tactics that may be used in proxy fights.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, New York 10038 and can be reached at (800) 937-5449.  The transfer agent and registrar for any series of preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of preferred stock, common stock or debt securities, or any combination of these securities. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between a warrant agent and us. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following outlines some of the general terms and provisions of the warrants that we may issue from time to time. Additional terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement. The following description, and any description of the warrants included in a prospectus supplement, may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the applicable warrant agreement, which we will file with the SEC in connection with any offering of warrants.

Debt Warrants

The prospectus supplement relating to a particular issue of warrants exercisable for debt securities will describe the terms of those warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the debt securities purchasable upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the principal amount and price of debt securities that may be purchased upon exercise of a warrant;

•	the dates on which the right to exercise the warrants commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information relating to book-entry procedures, if any;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Stock Warrants

The prospectus supplement relating to a particular issue of warrants exercisable for common stock or preferred stock will describe the terms of the common stock warrants and preferred stock warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares and price of common stock or preferred stock that may be purchased upon exercise of a warrant;

•	the dates on which the right to exercise the warrants commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the principal amount of debt securities or shares of common stock or preferred stock being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will be void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

Until a holder exercises the warrants to purchase any securities underlying the warrants, the holder will not have any rights as a holder of the underlying securities by virtue of ownership of warrants.

DESCRIPTION OF DEBT SECURITIES

We may offer any combination of senior debt securities or subordinated debt securities.  We may issue the senior debt securities and the subordinated debt securities under separate indentures between us, as issuer, and the trustee or trustees identified in a prospectus supplement.  Further information regarding the trustee may be provided in the prospectus supplement.  The form for each type of indenture is filed as an exhibit to the registration statement of which this prospectus is a part.

The prospectus supplement will describe the particular terms of any debt securities we may offer and may supplement the terms summarized below. The following summaries of the debt securities and the indentures are not complete.  We urge you to read the indentures filed as exhibits to the registration statement that includes this prospectus and the description of the additional terms of the debt securities included in the prospectus supplement.

General

Within the total dollar amount of this shelf registration statement, we may issue an unlimited principal amount of debt securities in separate series. We may specify a maximum aggregate principal amount for the debt securities of any series. The debt securities will have terms that are consistent with the indentures. Senior debt securities will be unsubordinated obligations and will rank equal with all our other unsubordinated debt. Subordinated debt securities will be paid only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made.

The indentures might not limit the amount of other debt that we may incur or whether that debt is senior to the debt securities offered by this prospectus, and might not contain financial or similar restrictive covenants.  The indentures might not contain any provision to protect holders of debt securities against a sudden or dramatic decline in our ability to pay our debt.

The prospectus supplement will describe the debt securities and the price or prices at which we will offer the debt securities.  The description will include:

•	the title and form of the debt securities;

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•
the date or dates on which we must repay the principal, the maturity date and the principal amount due at maturity and whether the securities will be offered at a price such that they will be deemed an “original issue discount”;

•	the person to whom any interest on a debt security of the series will be paid;

•	the rate or rates at which the debt securities will bear interest;

•	if any, the date or dates from which interest will accrue, and the dates on which we must pay interest;

•	the place or places where we must pay the principal and any premium or interest on the debt securities;

•	the terms and conditions on which we may redeem any debt security, if at all;

•	any obligation to redeem or purchase any debt securities, and the terms and conditions on which we must do so;

•	the denominations in which we may issue the debt securities;

•	the currency in which we will pay the principal of and any premium or interest on the debt securities and whether we may pay in property other than cash, including our securities;

•	the principal amount of the debt securities that we will pay upon declaration of acceleration of their maturity;

•
whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•	if applicable, that the debt securities are defeasible and the terms of such defeasance;

•	if applicable, the terms of any right to convert debt securities into, or exchange debt securities for, shares of our debt securities, preferred stock or common stock or other securities or property;

•	whether we will issue the debt securities in the form of one or more global securities and, if so, the respective depositaries for the global securities and the terms of the global securities;

•	the subordination provisions that will apply to any subordinated debt securities;

•
any addition to or change in the events of default applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of any of the debt securities due and payable;

•	any addition to or change in the covenants in the indentures; and

•	any other terms of the debt securities not inconsistent with the applicable indentures.

We may sell the debt securities at a substantial discount below their stated principal amount.  We will describe U.S. federal income tax considerations, if any, applicable to debt securities sold at an original issue discount in the prospectus supplement.  An “original issue discount security” is any debt security sold for less than its face value, and which provides that the holder cannot receive the full face value if maturity is accelerated.  The prospectus supplement relating to any original issue discount securities will describe the particular provisions relating to acceleration of the maturity upon the occurrence of an event of default. In addition, we will describe U.S.  federal income tax or other considerations applicable to any debt securities that are denominated in a currency or unit other than U.S.  dollars in the prospectus supplement.

Conversion and Exchange Rights

The prospectus supplement will describe, if applicable, the terms on which you may convert debt securities into or exchange them for debt securities, preferred stock and common stock or other securities or property.  The conversion or exchange may be mandatory or may be at our option or at your option.  The prospectus supplement will describe how the amount of debt securities, number of shares of preferred stock and common stock or other securities or property to be received upon conversion or exchange would be calculated.

Subordination of Subordinated Debt Securities

The indebtedness underlying any subordinated debt securities will be payable only if all payments due under our senior indebtedness, as defined in the applicable indenture and any indenture supplement, including any outstanding senior debt securities, have been made.  If we distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization or in bankruptcy, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior indebtedness before we pay the principal of, or any premium or interest on, the subordinated debt securities.  In the event the subordinated debt securities are accelerated because of an event of default, we may not make any payment on the subordinated debt securities until we have paid all senior indebtedness or the acceleration is rescinded.  If the payment of subordinated debt securities accelerates because of an event of default, we must promptly notify holders of senior indebtedness of the acceleration.

If we experience a bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors.  The indenture for subordinated debt securities may not limit our ability to incur additional senior indebtedness.

Form, Exchange and Transfer

We will issue debt securities only in fully registered form, without coupons, and only in denominations of $1,000 and integral multiples thereof, unless the prospectus supplement provides otherwise.  The holder of a debt security may elect, subject to the terms of the indentures and the limitations applicable to global securities, to exchange them for other debt securities of the same series of any authorized denomination and of similar terms and aggregate principal amount.

Holders of debt securities may present them for exchange as provided above or for registration of transfer, duly endorsed or with the form of transfer duly executed, at the office of the transfer agent we designate for that purpose.  We will not impose a service charge for any registration of transfer or exchange of debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange.  We will name the transfer agent in the prospectus supplement.  We may designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place where we will make payment on debt securities.

If we redeem the debt securities, we will not be required to issue, register the transfer of or exchange any debt security during a specified period prior to mailing a notice of redemption.  We are not required to register the transfer of or exchange of any debt security selected for redemption, except the unredeemed portion of the debt security being redeemed.

Global Securities

The debt securities may be represented, in whole or in part, by one or more global securities that will have an aggregate principal amount equal to that of all debt securities of that series.  Each global security will be registered in the name of a depositary identified in the prospectus supplement.  We will deposit the global security with the depositary or a custodian, and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer.

No global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary or any nominee or successor of the depositary unless:

•	the depositary is unwilling or unable to continue as depositary; or

•	the depositary is no longer in good standing under the Exchange Act or other applicable statute or regulation.

The depositary will determine how all securities issued in exchange for a global security will be registered.

As long as the depositary or its nominee is the registered holder of a global security, we will consider the depositary or the nominee to be the sole owner and holder of the global security and the underlying debt securities.  Except as stated above, owners of beneficial interests in a global security will not be entitled to have the global security or any debt security registered in their names, will not receive physical delivery of certificated debt securities and will not be considered to be the owners or holders of the global security or underlying debt securities.  We will make all payments of principal, premium and interest on a global security to the depositary or its nominee.

The laws of some jurisdictions require that some purchasers of securities take physical delivery of such securities in definitive form.  These laws may prevent you from transferring your beneficial interests in a global security.

Only institutions that have accounts with the depositary or its nominee and persons that hold beneficial interests through the depositary or its nominee may own beneficial interests in a global security. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.  Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or any such participant.

The policies and procedures of the depositary may govern payments, transfers, exchanges and other matters relating to beneficial interests in a global security.  We and the trustee will assume no responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security.

Payment and Paying Agents

We will pay principal and any premium or interest on a debt security to the person in whose name the debt security is registered at the close of business on the regular record date for such interest.

We will pay principal and any premium or interest on the debt securities at the office of our designated paying agent.  Unless the prospectus supplement indicates otherwise, the corporate trust office of the trustee will be the paying agent for the debt securities.

Any other paying agents we designate for the debt securities of a particular series will be named in the prospectus supplement.  We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place of payment for the debt securities.

The paying agent will return to us all money we pay to it for the payment of the principal, premium or interest on any debt security that remains unclaimed for a specified period.  Thereafter, the holder may look only to us for payment, as an unsecured general creditor.

Consolidation, Merger and Sale of Assets

Under the terms of the indentures, so long as any securities remain outstanding, we may not consolidate or enter into a share exchange with or merge into any other person, in a transaction in which we are not the surviving corporation, or sell, convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

•	the successor assumes our obligations under the debt securities and the indentures; and

•	we meet the other conditions described in the indentures.

Events of Default

Each of the following will constitute an event of default under each indenture:

•	failure to pay any interest on any debt security when due, for more than a specified number of days past the due date;

•	failure to pay any principal or deposit any sinking fund payment when due;

•
failure to perform any covenant or agreement in the indenture that continues for a specified number of days after written notice has been given by the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of that series;

•	events of bankruptcy, insolvency or reorganization; and

•	any other event of default specified in the prospectus supplement.

If an event of default occurs and continues, both the trustee and holders of a specified percentage in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be immediately due and payable.  The holders of a majority in aggregate principal amount of the outstanding securities of that series may rescind and annul the acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived.

Except for its duties in case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request or direction of any of the holders, unless the holders have offered the trustee reasonable indemnity.  If they provide this indemnification and subject to conditions specified in the applicable indenture, the holders of a majority in aggregate principal amount of the outstanding securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of a debt security of any series may institute any proceeding with respect to the indentures, or for the appointment of a receiver or a trustee, or for any other remedy, unless:

•	the holder has previously given the trustee written notice of a continuing event of default;

•
the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series have made a written request upon the trustee, and have offered reasonable indemnity to the trustee, to institute the proceeding;

•	the trustee has failed to institute the proceeding for a specified period of time after its receipt of the notification; and

•
the trustee has not received a direction inconsistent with the request within a specified number of days from the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series.

Modification and Waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected.  However, we and the trustee may only make the following changes with the consent of the holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of notes;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption, of any debt securities; or

•	reducing the percentage of debt securities the holders of which are required to consent to any amendment.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to debt securities of that series, except a default in the payment of principal, premium or interest on any debt security of that series or in respect of a covenant or provision of the indenture that cannot be amended without each holder’s consent.

Except in limited circumstances, we may set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indentures.  In limited circumstances, the trustee may set a record date.  To be effective, the action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date.

Defeasance

To the extent stated in the prospectus supplement, we may elect to apply the provisions in the indentures relating to defeasance and discharge of indebtedness, or to defeasance of restrictive covenants, to the debt securities of any series.  The indentures provide that, upon satisfaction of the requirements described below, we may terminate all of our obligations under the debt securities of any series and the applicable indenture, known as legal defeasance, other than our obligation:

•	to maintain a registrar and paying agents and hold monies for payment in trust;

•	to register the transfer or exchange of the notes; and

•	to replace mutilated, destroyed, lost or stolen notes.

In addition, we may terminate our obligation to comply with any restrictive covenants under the debt securities of any series or the applicable indenture, known as covenant defeasance.

We may exercise our legal defeasance option even if we have previously exercised our covenant defeasance option.  If we exercise either defeasance option, payment of the notes may not be accelerated because of the occurrence of events of default.

To exercise either defeasance option as to debt securities of any series, we must irrevocably deposit in trust with the trustee money and/or obligations backed by the full faith and credit of the United States that will provide money in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants to pay the principal of, premium, if any, and each installment of interest on the debt securities.  We may only establish this trust if, among other things:

•	no event of default shall have occurred or be continuing;

•
in the case of legal defeasance, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the opinion of our counsel, provides that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

•
in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; and

•	we satisfy other customary conditions precedent described in the applicable indenture.

Notices

We will mail notices to holders of debt securities as indicated in the prospectus supplement.

Title

We may treat the person in whose name a debt security is registered as the absolute owner, whether or not such debt security may be overdue, for the purpose of making payment and for all other purposes.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

PLAN OF DISTRIBUTION OF SHELF SECURITIES

We may sell or issue the shelf securities from time to time in any one or more of the following ways:

•	through underwriters or dealers;

•	through agents; or

•	directly to a limited number of purchasers or to a single purchaser.

Registration of the shelf securities covered by this prospectus does not mean, however, that those securities will necessarily be offered or sold.  For each offering of securities hereunder, we will describe the method of distribution of such securities, among other things, in a prospectus supplement.  A prospectus supplement will set forth the terms of the offering of the shelf securities, including:

•	the name or names of any underwriters and the respective amounts of any securities underwritten or purchased by each of them;

•	the name or names of any person or persons to whom we sell or issue any securities;

•	the initial public offering price and the proceeds we will receive;

•	any discounts, commissions or concessions allowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Only underwriters named in the prospectus supplement are deemed to be underwriters in connection with the shelf securities offered.

If underwriters are used in the sale of any shelf securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the securities if any are purchased.  Any initial public offering price and any discounts or concessions allowed or paid to dealers may be changed from time to time.

The shelf securities may be sold or issued directly by us or through agents designated by us from time to time.  Any agent involved in the offer or sale of the securities in respect of which a prospectus supplement is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement.  Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by institutional investors, such as commercial banks and investment companies, to purchase the shelf securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.  The conditions to these contracts and the commissions payable for solicitation of the contracts will be set forth in the applicable prospectus supplement.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8.0% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect of their liabilities.  Agents and underwriters may be our customers, engage in transactions with us, or perform services for us in the ordinary course of business.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market.  These transactions may include over allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering.  The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions.  These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market.  If commenced, these activities may be discontinued at any time.

Any underwriters who are qualified market makers may engage in passive market making transactions in the securities in accordance with Rule 103 of Regulation M.

Unless otherwise specified in the applicable prospectus supplement, securities offered under this prospectus will be a new issue and, other than the common stock, which is quoted on the NASDAQ Global Market, will have no established trading market. We may elect to list any other class or series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange or a foreign securities exchange. No assurance can be given as to the liquidity of the trading market for any of the securities.

We will bear all costs, expenses and fees associated with the registration of the shares of common stock.

LEGAL MATTERS

The validity of the securities offered will be passed on for us by our counsel, Graubard Miller, New York, New York.

INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission.  Our SEC filings are available to the public over the Internet at the SEC’s web site at  http://www.sec.gov.  You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.  This prospectus incorporates by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the securities are sold.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (filed on March 16, 2009, as amended on July 2, 2009);

•	Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2009 (filed on May 11, 2009) and June 30, 2009 (filed on August 10, 2009);

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Current Reports on Form 8-K dated February 26, 2009 (filed on February 27, 2009, as amended on March 2, 2009), March 3, 2009 (filed the same day), March 16, 2009 (filed the same day), April 1, 2009 (filed the same day), May 15, 2009 (filed on May 19, 2009) and June 15, 2009 (filed the same day);

•	Proxy Statement dated July 15, 2009, as amended, used in connection with the annual meeting of shareholders on August 21, 2009; and

•	Form 8-A declared effective on November 30, 1993, registering our common stock, under Section 12(g) of the Securities Exchange Act of 1934, as amended.

Any statement contained in a document filed before the date of this prospectus and incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any information that we file after the date of this prospectus with the SEC will automatically update and supersede the information contained in this prospectus.  Notwithstanding the foregoing, we are not incorporating any document or portion thereof or information deemed to have been furnished and not filed in accordance with SEC rule.

Potential investors may obtain a copy of any of our SEC filings, excluding exhibits, without charge, by written or oral request directed to ParkerVision, Inc., Attention: Investor Relations, 7915 Baymeadows Way, Suite 400, Jacksonville, Florida 32256.